Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

April 23, 2020

Cass Information Systems, Inc. Reports First Quarter Earnings

COVID-19 Update

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), a leading provider of integrated information and payment management solutions, is committed to creating a safe and healthy environment for employees while offering assurance that it remains a financially strong service provider possessing the resources necessary to weather this storm in support of its valued customers.

To that end, and in accord with its federally mandated Pandemic Plan and Business Continuity Plan, Cass, last month, deployed its remote workforce program. Most Cass employees around the globe are now working and conducting business remotely. Only employees necessary to oversee certain business coordination activities or to conduct essential physical activities such as mail handling and scanning operations, remain in offices. In the past several years, Cass has invested in sophisticated technology initiatives that enable employees to operate remotely with full system(s) access along with unified and transparent voice and electronic communications capabilities, ensuring seamless service delivery.

Q1 2020 Earnings

Cass reported first quarter 2020 earnings of $.52 per diluted share, a decrease of 5% from the $.55 per diluted share it earned in the first quarter of 2019. Net income for the period was $7.5 million compared to $8.2 million in 2019.

	March 31, 2020	March 31, 2019	% Change
Transportation Invoice Volume	8.3 million	8.9 million	(7.5)
Transportation Dollar Volume	$6.5 billion	$7.0 billion	(7.4)
Facility Expense Transaction Volume*	6.5 million	7.0 million	(6.9)
Facility Expense Dollar Volume*	$3.5 billion	$3.6 billion	(4.4)
Revenues	$38.1 million	$38.4 million	(0.6)
Net Income	$7.5 million	$8.2 million	(7.6)
Diluted Earnings Per Share	$.52	$.55	(5.5)

*	Includes Energy, Telecom and Waste

First quarter 2020 revenue decreased 1% with net income down 8%. The impacts of COVID-19 contributed to these declines, including the decision by the U.S. Federal Reserve to further lower interest rates after enacting rate reductions in the latter half of 2019. The slowdown in economic activity and lower energy prices also retarded results.

Transportation volumes for both invoices and dollars declined 7%. With manufacturing companies representing an important component of the transportation customer base, the previously reported contraction in this sector, combined with the recent effects of COVID-19, created year-over-year trials for the division. However, the customer base remains stable which should provide a solid foundation for recovery.

Facility-related (electricity, gas, waste and telecom expense management) invoice and dollar volume declined 7% and 4%, respectively, with the impact of COVID-19 again contributing to these declines. As with the Transportation division, the customer base in facility-related businesses remains stable, offering optimism about the prospects for a quick recovery.

Consolidated operating expenses increased $467,000 (2%) due to on-going strategic investment in the technology and staff required to win and support new business and additional costs incurred in response to the impacts of COVID-19.

“I have been impressed and humbled by the resourcefulness our team has shown in serving clients during this trying time,” noted Eric H. Brunngraber, Cass chairman and chief executive officer. “By being a reliable business partner, providing financing and flexible terms, and adapting and accommodating as necessary, we not only assist them but secure our future.”

Cash Dividend Declared

On April 21, 2020, the company’s board of directors declared a second quarter dividend of $.27 per share payable June 15, 2020 to shareholders of record June 5, 2020. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $60 billion annually on behalf of clients, and with total assets of $1.7 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. These risks and uncertainties include the scope, duration and ultimate impact of the COVID-19 pandemic as well as economic and market conditions, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2020 and 2019:

	Quarter Ended March 31, 2020	Quarter Ended March 31, 2019
Transportation Invoice Volume	8,280	8,948
Transportation Dollar Volume	$6,467,051	$6,985,773
Facility Expense Transaction Volume	6,509	6,994
Facility Expense Dollar Volume	$3,458,646	$3,617,428
Payment and Processing Fees	$25,503	$26,457
Net Investment Income	11,048	11,357
Gains on Sales of Securities	1,069	11
Other	523	545

Total Revenues	$38,143	$38,370

Personnel	$22,427	$22,277
Occupancy	941	959
Equipment	1,635	1,469
Other	3,926	3,757

Total Operating Expenses	$28,929	$28,462

Income from Operations before Income Tax Expense	$9,214	$9,908
Income Tax Expense	1,669	1,745

Net Income	$7,545	$8,163

Basic Earnings per Share	$.52	$.56

Diluted Earnings per Share	$.52	$.55

Average Earning Assets	$1,487,873	$1,438,614
Net Interest Margin	3.21%	3.42%
Allowance for Loan Losses to Loans	1.27%	1.40%
Non-performing Loans to Total Loans	—	—
Net Loan (Recoveries) / Charge-offs to Loans	—	—
Provision for Loan Losses	$325	$250